Exhibit (15)

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 10549

RE:                                    Ecolab Inc. Registration Statements on Form S-8

(Registration Nos. 2–60010; 2–74944; 33–1664; 33-41828; 2–90702; 33–18202; 33–55986; 33-56101; 333-95043; 33–26241; 33–34000; 33-56151; 333-18627; 33–39228; 33-56125; 333-70835; 33–60266; 333-95041; 33-65364; 33-59431; 333-18617; 333-79449; 333-35519; 333-40239; 333-95037; 333-50969; 333-62183; and 333-58360).

Commissioners:

We are aware that our report dated April 23, 2002, on our reviews of the consolidated interim financial information of Ecolab Inc. (the “Company”) as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in its Registration Statements listed above.

Yours very truly,

/s/PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

May 7, 2002